Exhibit 3.2

CERTIFICATE OF DESIGNATIONS

ESTABLISHING SERIES OF PREFERRED STOCK

OF

CUBIC ENERGY, INC.

Pursuant to the provisions of Section 21.155 of the Texas Business Organizations Code, Cubic Energy, Inc., a Texas corporation (the “Corporation”), does hereby certify that the following resolution was adopted and approved by the Board of Directors of the Corporation as of October 2, 2013 for the purpose of establishing and designating a series of preferred stock and fixing and determining the rights and preferences thereof:

“RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation, and in accordance with the provisions of its Amended and Restated Certificate of Formation, as may be further amended and restated, a series of preferred stock (“Preferred Stock”), with a par value of $0.01 per share, of the Corporation be and hereby is established and given the distinctive designation of Series C Voting Preferred Stock (“Series C Voting Preferred Stock”). Such Series consists of ninety eight thousand, seven hundred fifty-one and 824/1000th (98,751.824) shares with the following relative rights and preferences:

1. Stated Value. The Series C Voting Preferred Stock shall have a stated value of $0.01 per share (the “Stated Value”).

2.  Dividends. Holders of shares of Series C Voting Preferred Stock are not entitled to receive any dividends from the Corporation with respect to shares of Series C Voting Preferred Stock held by them.

3. Preferences on Liquidation, Dissolution or Winding Up.

(a) Definition. A consolidation or merger of the Corporation, a sale or transfer of substantially all of its assets as an entirety, or any purchase or redemption of capital stock of the Corporation of any class, shall not be regarded as a “liquidation, dissolution or winding up of the affairs of the Corporation” within the meaning of this Section 3.

(b) Preferences. At the conclusion of any proceedings for the voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Series C Voting Preferred Stock shall be entitled to receive (on a pari passu basis with shares of the Series B Convertible Preferred Stock and any other class or series of shares of capital stock of the Corporation having preferences upon a liquidation, dissolution or winding up of the affairs of the Corporation that are equal to the Series C Voting Preferred Stock) cash for each share of Series C Voting Preferred Stock in an amount equal to the Stated Value, before any distribution of the assets of the Corporation shall be made to the holders of the outstanding common stock of the Corporation (“Common Stock”), or funds necessary for such payment shall have been set aside in trust for the account of the holders of the outstanding Series C Voting Preferred Stock so as to be and continue to be available therefor.  If upon such liquidation, dissolution or winding up, the assets distributable to the holders of the Series C Voting Preferred Stock shall be insufficient to permit the payment to them of the Stated Value per share, the assets of the Corporation shall be distributed to the holders of the Series C Voting Preferred Stock ratably (on a pari passu basis with shares of the Series B Convertible Preferred Stock and any other class or series of shares of capital stock of the Corporation having preferences upon a liquidation, dissolution or winding up of the affairs of the Corporation that are equal to the Series C Voting Preferred Stock) until they shall have received the full amount to which they would otherwise be entitled.  If the assets of the Corporation are sufficient to permit the payment of such amounts to the holders of the Series C Voting Preferred Stock, the Series B Convertible Preferred Stock and any other class or series of shares of capital stock of the Corporation having preferences upon a liquidation, dissolution or winding up of the affairs of the Corporation that are equal to or superior to the Series C Voting Preferred Stock, the remainder of the assets of the Corporation, if any, after the distributions as aforesaid shall be distributed and divided ratably among the holders of the Common Stock then outstanding according to their respective shares.

4. Redemption at the Option of the Holder.

(a)  Upon the election of any holder of shares of Series C Voting Preferred Stock and the giving of notice by such holder to the Corporation of such election (the “Redemption Notice”) at any time after the initial issuance of such shares, the Corporation shall be required to redeem from such holder, at a redemption price per share equal to the Stated Value (the “Redemption Price”), all or a portion (which portion may be less than one whole share) of the shares of Series C Voting Preferred Stock then held by such holder.  The Redemption Notice shall set forth a fixed date for redemption (the “Redemption Date”), which Redemption Date shall be no more than three (3) business days following the date of the Redemption Notice, and may include such instructions for the deposit of the Redemption Price as the holder may specify therein.

(b) The shares so elected for redemption shall be canceled by the Corporation upon its books and shall no longer be deemed outstanding.

5. Voting Rights.

(a)  Each holder of outstanding shares of Series C Voting Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to shareholders of the Corporation for their action or consideration (whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise), except as provided by law.

(b)  In any vote or written consent referred to in Section 5(a), all outstanding shares of Series C Voting Preferred Stock shall be entitled, in the aggregate, to a number of votes equal to the Aggregate Series C Voting Power as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. In any such vote or written consent, each share of Series C Voting Preferred Stock shall be entitled to a number of votes equal to the Per Share Voting Power as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent; provided, however, that a holder of shares of Series C Voting Preferred Stock shall not be entitled to vote such shares unless, as of such record date (or, if there is no specified record date, as of the date of such vote or written consent), such holder holds of record a number of Warrants representing a percentage of the total outstanding Warrants that is at least equal to the Holder’s Percentage.

(c)  Each holder of outstanding shares of Series C Voting Preferred Stock shall be entitled to notice of all meetings of shareholders of the Corporation (or requests for written consent by shareholders of the Corporation) in accordance with the Corporation’s by-laws.

(d)  With respect to any and all matters presented to shareholders of the Corporation for their action or consideration (whether at a meeting of shareholders of the Corporation, by written action of shareholders in lieu of a meeting or otherwise), the record date fixed for holders of shares of Common Stock shall be the record date for holders of shares of Series C Voting Preferred Stock.

6. Uncertificated Shares; Share Register; Fractional Shares.  Shares of Series C Voting Preferred Stock shall be uncertificated shares within the meaning of the Corporation’s by-laws and shall be issued in book-entry form only.  The Corporation shall maintain, or cause to be maintained on behalf of the Corporation, a share register for the Series C Voting Preferred Stock at all times when any shares of Series C Voting Preferred Stock are outstanding and shall duly register, or cause to be duly registered on behalf of the Corporation, on such share register any permitted transfer or assignment of shares of Series C Voting Preferred Stock.  Fractional shares of the Series C Voting Preferred Stock are specifically authorized and permitted and, for the avoidance of doubt, are entitled to be voted in accordance with the provisions of this Certificate and the Corporation’s by-laws.

7. New Classes or Series of Shares.  The Corporation may not create a new class or series of shares of its capital stock, after the date hereof, having preferences upon a liquidation, dissolution or winding up of the affairs of the Corporation that are equal to or superior to the Series C Voting Preferred Stock, without the prior consent of the holders of at least two-thirds (66.67%) of shares of the Series C Voting Preferred Stock then outstanding.

8. Defined Terms.  For purposes hereof, the following terms shall have the following meanings:

“Aggregate Series C Voting Power” means, as of any date of determination, the number of shares of Common Stock that would be issuable upon exercise (on a Full Physical Settlement basis) of all Warrants that are outstanding as of such date of determination.

“Common Stock” means the common stock, par value $0.05 per share, of the Corporation.

“Full Physical Settlement” shall have the meaning set forth in the Warrant Agreement.

“Holder’s Percentage” means, with respect to the shares of Series C Voting Preferred Stock held of record by a holder as of any date of determination, a fraction the numerator of which shall be the number of such shares of Series C Voting Preferred Stock so held by such holder, and the denominator of which shall be the total shares of Series C Voting Preferred Stock outstanding as of such date of determination.

“Per Share Voting Power” means, as of any date of determination, a number, computed to the nearest 1/10,000th that is obtained by dividing (x) the Aggregate Series C Voting Power as of such date of determination by (y) the total shares of Series C Voting Preferred Stock outstanding (excluding, for purposes of calculating such outstanding shares under this definition, any shares of Series C Voting Preferred Stock not entitled to vote pursuant to the proviso to Section 5(b)) as of such date of determination.

“Series B Convertible Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.01 per share, with stated value $1,000.00 per share, of the Corporation.

“Warrant Agreement” means the Warrant and Preferred Stock Agreement, dated as of October 2, 2013, by and among the Corporation and Anchorage Illiquid Opportunities Offshore Master III, L.P., Anchorage Illiquid Opportunities III (B), L.P., AIO III AIV, L.P., Corbin Opportunity Fund, L.P., O-CAP Partners, L.P. and O-CAP

Offshore Master Fund, L.P., as amended from time to time.

“Warrants” shall have the meaning set forth in the Warrant Agreement.

9.  Status of Redeemed Shares.  If any shares of Series C Voting Preferred Stock shall be redeemed pursuant to the terms hereof, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Voting Preferred Stock.

10.  Furnishing of Information.  The Corporation shall furnish to any shareholder of the Corporation, upon request, copies of the Warrant Agreement and information relating to the total number of outstanding Warrants, the Aggregate Series C Voting Power and the Per Share Voting Power.”

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations as of this 2nd day of October, 2013.

CUBIC ENERGY, INC.

By:	/s/Jon S. Ross
Jon S. Ross
Secretary